UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2011

Corning Incorporated

(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Riverfront Plaza, Corning, New York		14831
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 607-974-9000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Corning Display Technologies (China) Co., Ltd. (“CDTC”), a Chinese limited liability company and subsidiary of Corning Incorporated (“Corning”), entered into a Credit Agreement (the “Credit Agreement”), dated as of June 30, 2011, with a group of banks comprised of Bank of China Limited, Beijing Branch; Bank of Tokyo-Mitsubishi UFJ (China), Ltd., Beijing Branch; Standard Chartered Bank (China) Limited, Beijing Branch; Citibank (China) Co. Limited, Beijing Branch; and Standard Chartered Bank (China) Limited, Beijing Branch, as facility agent. Any amounts borrowed under the Credit Agreement will be used to finance capital expenditures related to the construction of CDTC’s new liquid crystal display (“LCD”) production facility in Beijing, China.

Under the Credit Agreement, CDTC may borrow up to Chinese Renminbi (“RMB”) 4,000,000,000. CDTC may request advances under the Credit Agreement during the eighteen month period beginning on June 30, 2011 (the “Availability Period”).

The rate of interest payable under the Credit Agreement is equal to 105% of the corresponding base rate on the interest rate determination date. For this purpose, the “base rate” means the annual interest rate applicable to RMB term loans having a term of between three and five years, as published by the People’s Bank of China on its official website on the corresponding interest rate determination date.

CDTC will repay the aggregate principal amount of such advances, together with accrued interest, outstanding at the end of the Availability Period as follows:

Repayment date	Percent of the borrowing utilized and outstanding as at the end of the Availability Period
30 months after the first date of the first advance	43%
36 months after the first date of the first advance	12%
42 months after the first date of the first advance	12%
48 months after the first date of the first advance	15%
54 months after the first date of the first advance	8%
60 months after the first date of the first advance	10%

The Credit Agreement is scheduled to terminate on the five-year anniversary of the first advance. The Credit Agreement contains affirmative and negative covenants that CDTC must comply with, including: (a) periodic financial reporting requirements, (b) limitation on liens, (c) limitation on the incurrence of indebtedness, (d) limitation on mergers, and (e) other customary covenants. The Credit Agreement also requires that Corning maintain a ratio of consolidated debt for borrowed money to consolidated total capital of no greater than 0.50 to 1.00, and maintain a ratio of adjusted consolidated EBITDA to consolidated interest expense of not less than 3.50 to 1.00.

CDTC’s repayment of amounts borrowed under the Credit Agreement will be unconditionally guaranteed by Corning.

The Credit Agreement provides for customary events of default with corresponding grace periods, including failure to pay any principal or interest when due, failure to perform or observe covenants, bankruptcy or insolvency events, and change of control. Upon the occurrence of an event of default, the obligations of the lenders to make advances may be terminated, and CDTC’s obligation to repay advances may be accelerated.

From time to time, certain of the lenders under the Credit Agreement and their affiliates may provide customary commercial and investment banking services to the Corning group of companies.

The foregoing description of the material terms of the Credit Agreement is qualified by reference to the Credit Agreement, which is attached as Exhibit 10.1 to this report and incorporated by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Credit Agreement dated as of June 30, 2011, among Corning Display Technologies (China) Co., Ltd.; Bank of China Limited, Beijing Branch; Bank of Tokyo-Mitsubishi UFJ (China), Ltd., Beijing Branch; Standard Chartered Bank (China) Limited, Beijing Branch; and Citibank (China) Co. Limited, Beijing Branch.

10.2	Guaranty dated as of June 30, 2011, by Corning Incorporated.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 5, 2011

CORNING INCORPORATED

By:	/S/ DENISE A HAUSELT
Denise A. Hauselt
Vice President, Secretary and Assistant General Counsel